Nicor Inc.
Form 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                                     FOR MORE INFORMATION
February 25, 2009                                                                                                                                              Contact:  Kary Brunner, re: N-1007
                                                                  630 388-2529
                                                 Media Contact:  Richard Caragol
                                                                  630 388-2686

NICOR ANNOUNCES 2008 PRELIMINARY EARNINGS AND 2009 ANNUAL OUTLOOK

Naperville, IL – Nicor Inc. (NYSE: GAS) today reported twelve months ended December 31, 2008, preliminary net income, operating income and diluted earnings per common share were $119.5 million, $185.0 million and $2.63, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2007 of $135.2 million, $206.5 million and $2.99, respectively.

Results for the twelve months ended December 31, 2007 were favorably impacted by a first quarter reduction to the company’s previously established reserve for its mercury inspection and repair program and mercury-related cost recoveries aggregating approximately $8 million pretax ($.11 per share after-tax).  Absent the impact of these items, the twelve-month results for 2007 would have been approximately $2.88 per share.

Earnings for the twelve months ended December 31, 2008, compared to 2007, reflect the absence of the aforementioned mercury items.  Earnings for the twelve-month period in 2008 reflect lower operating income in the company’s gas distribution business, shipping business and other energy-related businesses and lower corporate operating results.  Excluding the mercury-related items, 2008 operating income in the company’s gas distribution business was higher than 2007. The twelve-months-ended comparisons also reflect higher income on equity investments in 2008, partially offset by higher interest expense.

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“Given the challenging economic environment, our businesses performed well,” said Russ Strobel, Nicor’s Chairman, President and Chief Executive Officer. “While benefitting from colder weather in 2008, our gas distribution business was, as we anticipated, negatively impacted by increases in operating costs, including bad debt expense.  Our shipping business delivered solid results, especially after consideration of the impacts the economic slowdown and increased competition had on volumes shipped.  Our other energy-related ventures produced results that were near our expectations and we continue to be pleased with the economics of those businesses.  Looking ahead, we expect consolidated 2009 financial results to continue to be pressured by the current economic environment and increased operating costs.  Cost increases were a primary driver for our filing for rate relief in April 2008, and 2008 results and estimates for 2009 confirm the need for that relief.  Obtaining appropriate rate relief at our gas distribution business is critical to maintaining the strong financial condition of the utility that has enabled us, for decades, to deliver low-cost / high value service to our customers.  Significantly, even with full rate relief, Nicor Gas would continue to have the lowest distribution rates, by far, among major Illinois gas utilities.”

For the fourth quarter of 2008, preliminary net income, operating income and diluted earnings per common share were $47.9 million, $71.9 million and $1.05, respectively.  This compares to net income, operating income and diluted earnings per common share for the fourth quarter in 2007 of $55.5 million, $77.2 million and $1.22, respectively.

Earnings for the fourth quarter of 2008, compared to 2007, reflect lower operating income in the company’s other energy-related businesses as well as lower corporate operating results, partially offset by higher operating income in the company’s gas distribution business and shipping business.

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Details regarding twelve months ended December 31, 2008 and fourth quarter 2008 preliminary financial results compared to 2007 follow:

•	Gas distribution operating income decreased $4.3 million for the twelve months ended December 31, 2008 compared to the prior-year period. The twelve-month results reflected:
-	The absence of mercury-related reserve adjustments and recoveries recorded last year ($8.0 million).
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Higher operating and maintenance costs ($24.8 million) due primarily to higher bad debt expense and higher payroll and benefit-related costs; partially offset by recoveries of previously incurred costs (relating to a recovery of costs associated with the prior year environmental investigation and legal cost recoveries from a counterparty with whom the company previously did business during the performance based-rate plan timeframe).

-	Higher depreciation expense ($5.3 million) and lower gains on property sales ($1.2 million).
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Partially offsetting these negative factors was increased natural gas deliveries due to colder weather in 2008 (approximately $15 million) and the impact of customer interest (approximately $12 million).

•	Gas distribution operating income increased $0.6 million for the fourth quarter of 2008 compared to the prior-year period. The quarter reflected:
-	Higher operating and maintenance costs ($13.8 million). Factors contributing to the variance included higher bad debt expense and higher payroll and benefit-related costs.
-	Higher depreciation expense ($1.2 million).
-	Offsetting these negative factors was increased natural gas deliveries due to colder weather (approximately $8 million) and the impact of customer interest (approximately $4 million).

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•
Shipping operating income decreased $6.1 million for the twelve months ended December 31, 2008 compared to the prior-year period due to higher operating costs partially offset by higher operating revenues.  Shipping operating income increased $1.7 million for the fourth quarter compared to the prior-year period due to higher operating revenues, partially offset by higher operating costs.  Increased operating revenues for both periods, compared to 2007, were attributable to higher average rates (due primarily to surcharges for fuel); partially offset by lower volumes shipped.  Increased operating costs for the twelve months ended December 31, 2008 compared to the prior year period were primarily attributable to higher transportation-related costs, due in large part to increased fuel costs.  Increased operating costs for the fourth quarter, compared to the same period in 2007, were attributable to higher wages and benefits.

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Other energy ventures operating income decreased $8.7 million for the twelve months ended December 31, 2008 compared to the prior-year period due primarily to lower operating income in the company’s wholesale natural gas marketing business; partially offset by higher operating income in the company’s retail energy-related products and services businesses.  Other energy ventures operating income decreased $5.5 million for the fourth quarter 2008 compared to the prior-year period due to lower operating results in the company’s wholesale natural gas marketing business and retail energy-related products and services businesses.

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Lower operating income for the full year and fourth quarter of 2008, compared to 2007, in the company’s wholesale natural gas marketing business was due primarily to unfavorable changes in valuations of derivative instruments used to hedge purchases and sales of natural gas inventory and lower results from risk management activities associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses.  When compared to the prior periods, the costing of physical sales activity was favorable for the twelve months ended December 31, 2008, but was unfavorable for the fourth quarter of 2008.

The company’s wholesale natural gas marketing business uses derivatives to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized.  A source of commodity price risk arises as the wholesale natural gas marketing business purchases and holds natural gas in storage to earn a profit margin from its ultimate sale.  However, gas stored in inventory is required to be accounted for at the lower of weighted-average cost or market, whereas the derivatives used to reduce the risk associated with a change in the value of the inventory are carried at fair value, with changes in fair value recorded in operating results in the period of change.  In addition, the wholesale natural gas marketing business also uses derivatives to mitigate the commodity price risks of the utility-bill management products offered by the company’s energy-related products and services businesses.  The gains and losses associated with the utility-bill management products are recognized in the months that the services are provided. However, the underlying derivatives used to hedge the price exposure are carried at fair value. For those derivatives that don’t meet the requirements for hedge accounting, the changes in fair value are recorded in operating results in the period of change.  As a result, earnings are subject to volatility as the fair value of derivatives change.  The volatility resulting from this accounting can be significant from period to period.

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Improved operating results for the twelve months ended December 31, 2008, as compared to 2007, in the company’s retail energy-related products and services businesses were due to lower operating costs, partially offset by lower operating revenues.  Decreased operating costs were due primarily to lower average costs associated with utility-bill management contracts, attributable primarily to product mix.  Decreased operating revenues were due to lower average revenue per utility-bill management contract, also attributable to product mix.

Lower fourth quarter 2008 operating results, as compared to 2007, in the company’s retail energy-related products and services businesses were due to higher operating costs partially offset by higher operating revenues.  Higher operating costs were due to higher average costs associated with utility-bill management contracts.  Higher operating revenues were attributable to higher average revenue per utility-bill management contract.

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Corporate operating results decreased $2.4 million for the twelve months ended December 31, 2008 compared to the prior year period due to a $6.2 million pretax negative weather-related impact associated with certain of the company’s retail utility-bill management products, compared to a $0.1 million pretax positive weather impact in the 2007 twelve-month period, partially offset by recoveries of previously incurred legal costs of $3.1 million pretax recorded in the second quarter of 2008.  Corporate operating results decreased $2.1 million in the fourth quarter of 2008 compared to the prior year period due primarily to a $2.5 million pretax negative weather-related impact associated with certain of the company’s retail utility-bill management products.  Under terms of a corporate swap agreement, benefits or costs resulting from variances in normal weather associated with retail energy-related products are recorded primarily in corporate operating results.

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The twelve months ended December 31, 2008 and fourth quarter 2008 financial results compared to the same periods in 2007 were negatively impacted by higher interest expense.  The full year 2008 results, compared to 2007, also reflect higher pretax net equity investment income.  Higher interest expense in 2008, compared to 2007, was due to the absence of a $9.6 million pretax benefit of a settlement with the Internal Revenue Service, recognized in the fourth quarter of 2007, related to the timing of certain deductions taken as part of a change in accounting method on the company’s 2002 tax return.  Excluding the impact of this item, interest expense decreased $7.4 million and $2.7 million for the twelve months ended December 31, 2008 and fourth quarter 2008, respectively, compared to the prior-year periods due to lower average borrowing rates, partially offset by higher average borrowing levels.

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Rate Case Proceedings
On April 29, 2008, the company’s gas distribution business, Nicor Gas, filed with the Illinois Commerce Commission (ICC) for an overall increase in rates.  The company’s filing, as updated, requests a revenue increase of $140.4 million for a rate of return on rate base of 9.27%, which reflects an 11.15% cost of common equity.  The requested rate increase is needed to recover higher operating costs and increased capital investments.

In a press release on February 10, 2009, the Company announced that the Administrative Law Judges (ALJs) of the ICC issued a proposed order recommending an increase in base revenues of approximately $68.8 million and a return on rate base of 7.57%, which reflects a 10.17 % cost of common equity.  Additionally, the proposed order recommends the approval of two new rate adjustment mechanisms:  a volume balancing rider that would adjust rates to recover fixed costs and an energy efficiency rider that would fund energy efficiency programs.  The proposed order is a recommendation by the ALJs.  Nicor Gas and other parties to the proceeding will have the opportunity to file written briefs to identify points where they agree or disagree with the proposed order.  After considering these briefs, the ALJs may modify the proposed order prior to submitting their recommendation to the ICC commissioners.  The ICC commissioners will then make the final decision on Nicor Gas’ rate increase request and that decision may differ from the ALJs’ recommendation.  That final decision is expected to be issued no later than March 25, 2009.  Rates would be effective prospectively.

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2009 Earnings Outlook
The level of earnings for 2009 is dependent significantly on the gas distribution business’ pending rate case.  As noted above, new rates would become effective prospectively after the final order.  Based on the rate relief proposed in the aforementioned ALJs’ order of $68.8 million, the company estimates 2009 diluted earnings per common share will be in the range of $2.45 to $2.65.  Rate relief awarded by the ICC may differ substantially from the ALJs’ order.  Consistent with prior guidance, the annual outlook excludes, among other things, any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies, or changes in tax law.  The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets. While these items could materially affect 2009 earnings, they are not currently estimable. The company's 2009 estimate assumes normal weather for remainder of the year.

The company’s annual earnings outlook for 2009, noted above, compared to 2008 reflects lower expected results in the company’s gas distribution and shipping businesses and higher results in its other energy-related businesses.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings’ releases.

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Conference Call
As previously announced, the company will hold a conference call to discuss its twelve-months-ended and fourth quarter 2008 financial results, and 2009 outlook.  The conference call will be this morning, Wednesday, February 25, 2009 at 8:30 a.m. central, 9:30 a.m. eastern time.  To hear the conference call live, please log on to Nicor’s corporate web site at www.nicor.com, choose “Investor” and then select the webcast icon on the “Overview” page.  A replay of the call will be available until 10:30 a.m. central time, Thursday, March 12, 2009.  To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 96029676.  The call will also be archived on Nicor’s corporate website for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index.  Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas.  In addition, the company owns and has an equity interest in several energy-related businesses.  For more information, visit the Nicor web site at www.nicor.com.

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Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates.  Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations.  Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases.  Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)

	Three months ended		Twelve months ended
	December 31		December 31
	2008	2007	2008	2007
Operating revenues
Gas distribution	$876.5	$748.8	$3,206.9	$2,627.5
Shipping	116.4	110.3	425.2	403.9
Other energy ventures	72.5	85.5	230.3	244.5
Corporate and eliminations	(24.6)	(25.1)	(85.8)	(99.6)
Total operating revenues	1,040.8	919.5	3,776.6	3,176.3

Operating expenses
Gas distribution
Cost of gas	664.9	558.1	2,427.8	1,906.5
Operating and maintenance	82.1	68.3	294.6	269.8
Depreciation	42.4	41.2	170.9	165.6
Taxes, other than income taxes	46.1	40.8	189.4	166.9
Mercury-related costs (recoveries), net	.6	-	.6	(8.0)
Property sale gains	(.6)	-	(.8)	(2.0)
Shipping	96.2	91.8	385.9	358.5
Other energy ventures	59.8	67.3	205.0	210.5
Other corporate expenses and eliminations	(22.6)	(25.2)	(81.8)	(98.0)
Total operating expenses	968.9	842.3	3,591.6	2,969.8

Operating income (1)	71.9	77.2	185.0	206.5
Interest expense, net of amounts capitalized	10.5	3.6	40.1	37.9
Equity investment income, net	2.2	1.9	9.4	6.3
Interest income	1.9	1.7	8.8	8.8
Other income, net	.6	.4	.7	.6

Income before income taxes	66.1	77.6	163.8	184.3
Income tax expense, net of benefits	18.2	22.1	44.3	49.1

Net income	$47.9	$55.5	$119.5	$135.2

Average shares of common stock outstanding
Basic	45.3	45.2	45.3	45.2
Diluted	45.4	45.3	45.4	45.3

Earnings per average share of common stock
Basic	$1.06	$1.23	$2.64	$2.99
Diluted	1.05	1.22	2.63	2.99

(1) Operating income (loss) by business segment
Gas distribution	$41.0	$40.4	$124.4	$128.7
Shipping	20.2	18.5	39.3	45.4
Other energy ventures	12.7	18.2	25.3	34.0
Corporate and eliminations	(2.0)	.1	(4.0)	(1.6)
	$71.9	$77.2	$185.0	$206.5

Nicor Inc.
Gas Distribution Statistics

	Three months ended			Twelve months ended
	December 31			December 31
	2008	2007		2008	2007
Operating revenues (millions)
Sales
Residential	$603.8	$523.8		$2,176.2	$1,791.4
Commercial	149.3	120.7		551.4	426.2
Industrial	16.0	12.8		61.9	47.6
	769.1	657.3		2,789.5	2,265.2
Transportation
Residential	12.4	9.7		40.9	31.1
Commercial	27.3	23.0		82.2	76.7
Industrial	9.6	9.0		38.3	37.5
Other	1.7	.6		25.7	10.6
	51.0	42.3		187.1	155.9
Other revenues
Revenue taxes	42.4	35.6		174.0	149.6
Environmental cost recovery	2.9	2.9		9.7	10.9
Chicago Hub	2.8	5.9		11.3	19.0
Other	8.3	4.8		35.3	26.9
	56.4	49.2		230.3	206.4
	$876.5	$748.8		$3,206.9	$2,627.5
Deliveries (Bcf)
Sales
Residential	71.8	64.6		214.4	201.8
Commercial	17.5	14.8		54.7	48.7
Industrial	1.9	1.6		6.4	5.7
	91.2	81.0		275.5	256.2
Transportation
Residential	9.3	6.8		25.6	19.7
Commercial	31.4	26.9		93.1	84.6
Industrial	27.2	27.8		103.9	107.8
	67.9	61.5		222.6	212.1
	159.1	142.5		498.1	468.3
Customers at end of period (thousands)
Sales
Residential	1,760	1,789
Commercial	130	128
Industrial	8	7
	1,898	1,924
Transportation
Residential	222	191
Commercial	53	54
Industrial	5	5
	280	250
	2,178	2,174

Other statistics
Degree days	2,349	2,057		6,348	5,756
Colder (warmer) than normal (1)	13%	(1%	)	9%	(1%	)
Average gas cost per Mcf sold	$7.24	$6.83		$8.76	$7.36

(1) Normal weather for Nicor Gas' service territory, for purposes of this report, is considered to be 5,830 degree days per year.

Nicor Inc.
Shipping Statistics

	Three months ended		Twelve months ended
	December 31		December 31
	2008	2007	2008	2007

Twenty-foot equivalent units (TEUs) shipped (thousands)	50.8	54.4	197.1	206.6

Revenue per TEU	$2,291	$2,027	$2,158	$1,955

At end of period

Ports served	25	26

Vessels operated	17	19